Exhibit 99.(a)(6)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or the contents of the Offer Document dated 17 February 2012 and published on 21 February 2012 (the “Offer Document”) or this Notice of Extension (“Notice”) or what action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, another appropriately authorised independent professional adviser.

If you have sold or otherwise transferred all of your CryptoLogic Shares please immediately send this Notice (with the Offer Document and the Form of Acceptance, if you still hold these documents) and the accompanying documents to the purchaser or transferee or to the bank, stockbroker, or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the foregoing documents must not be forwarded or transmitted in or into any Restricted Jurisdiction or in or into any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction. If you have sold or transferred part of your holding of CryptoLogic Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected to ensure that the transferee receives copies of the Offer Document, this Notice and the accompanying documents.

This document has not been approved, disapproved or otherwise recommended by any US federal or state securities commission, including the SEC, nor have any such authorities confirmed the accuracy or determined the adequacy of the Offer Document or this Notice. Any representation to the contrary is a criminal offence in the United States.

RECOMMENDED CASH OFFER

by

AMAYA GAMING GROUP INC.

for

CRYPTOLOGIC LIMITED

NOTICE OF EXTENSION OF THE OFFER

This Notice does not constitute an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to buy or subscribe for any securities pursuant to the Offer or otherwise. The Offer was made by the Offer Document and the Form of Acceptance, which contain the full terms and conditions of the Offer, including details of how the Offer may be accepted, and was posted to CryptoLogic Shareholders on 21 February 2012. This Notice has been prepared in addition to the Offer Document and the Form of Acceptance.

Unless the context requires otherwise or unless otherwise defined, defined terms in this Notice have the same meaning as in the Offer Document. This Notice should be read in conjunction with the Offer Document and the Form of Acceptance.

Advisers

Canaccord Genuity, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Amaya and no one else in connection with the Offer and other matters referred to in the Offer Document and this Notice and will not be responsible to anyone other than Amaya for providing the protections afforded to clients of Canaccord Genuity nor for providing advice in relation to the Offer or any other matters referred to herein. Neither Canaccord Genuity nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Canaccord Genuity in connection with the Offer Document or this Notice, any statement contained herein or otherwise.

Deloitte Corporate Finance is acting exclusively for CryptoLogic and no-one else in connection with the Offer and other matters referred to in the Offer Document and this Notice and will not be responsible to anyone other than CryptoLogic for providing the protections afforded to clients of Deloitte Corporate Finance nor for providing advice in relation to the Offer or any other matters referred to herein. Neither Deloitte Corporate Finance nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deloitte Corporate Finance in connection with the Offer Document or this Notice, any statement contained herein or otherwise. Deloitte Corporate Finance is a division of Deloitte LLP, which is authorised and regulated in the United Kingdom by the Financial Services Authority in respect of regulated activities.

General

Amaya has not authorised anyone to provide any information or make any representation about Amaya or its affiliates that is different from, or in addition to, the information or any representations contained in the Offer Document, this Notice or in any materials regarding Amaya or its affiliates accompanying the Offer Document, this Notice or incorporated by reference herein or therein. You should not rely on any information or any representation regarding Amaya or its affiliates not contained in the Offer Document, this Notice or not contained in any materials accompanying the Offer Document, this Notice or incorporated by reference in either of them.

The information contained in this Notice speaks only as of the date of this Notice, and Amaya does not undertake any duty to update any such information, except to reflect a material change in the information previously disclosed as required by the Code or any applicable law.

Any person (including custodians, nominees and trustees) who would, or otherwise intends to, or may have a contractual or legal obligation to forward the Offer Document, this Notice and/or the Form of Acceptance to any jurisdiction outside the United Kingdom, Guernsey, Canada and the United States should read paragraph 20 of Part 2 of the Offer Document before taking any action.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company must make an Opening Position Disclosure following the commencement of the relevant offer period. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of the offeree company. An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period. Relevant persons who deal in the relevant securities of the offeree company prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of the offeree company, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer period commenced and when any Offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 20 7638 0129.

Overseas CryptoLogic Shareholders

Unless otherwise determined by Amaya or required by the Code, and permitted by applicable law and regulation, the Offer is not being, and will not be, made available, directly or indirectly, in, into or by use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction. Accordingly, unless otherwise determined by Amaya, copies of the Offer Document, the Form of Acceptance, this Notice and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent, in whole or in part, in, into or from any Restricted Jurisdiction, and persons receiving the Offer Document, the Form of Acceptance, this Notice and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction. Doing so may violate any purported acceptance of the Offer.

The availability of the Offer to CryptoLogic Shareholders who are not resident in the United Kingdom, Guernsey, Canada or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom, Guernsey, Canada or the United States should read paragraph 20 of Part 2 of the Offer Document, paragraph 5 of Section B of Part 3 of this Offer Document and paragraph 1(b)(iii) of Section C of Part 3 of the Offer Document (if such person holds CryptoLogic Shares in certificated form or through a participant in CDS or DTC) or paragraph 1(b)(iii) of Section D of Part 3, as applicable, of the Offer Document (if such person holds CryptoLogic Shares in uncertificated form through CREST) and inform themselves of, and observe, any applicable requirements.

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Notice to US Investors

This Notice is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. This Notice also does not constitute a Solicitation/ Recommendation Statement under the rules and regulations of the SEC. The Offer is being made solely by means of an Offer Document, the Form of Acceptance accompanying the Offer Document and any other documents required by applicable law, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, Amaya has filed with the SEC a Tender Offer Statement on Schedule TO containing the Offer Document and other related documentation and CryptoLogic has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9.

Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents filed by Amaya or CryptoLogic in connection with this Offer are available on the SEC’s website at http://www.sec.gov. The Offer Document, Form of Acceptance accompanying the Offer Document and any other documents required by applicable law will be made available to all CryptoLogic Shareholders, Exchangeable Shareholders and CryptoLogic Option Holders at no charge to them. CryptoLogic Shareholders are advised to read the Offer Document and the accompanying Form of Acceptance because they contain important information. CryptoLogic Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information.

Information Agent

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1(212) 252-2119 for information or assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

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NOTICE OF EXTENSION

7600 Trans-Canada Highway

Pointe-Claire

Quebec, Canada

H9R 1C8

Incorporated in Quebec with number 1162017413

28 March 2012

1.	Extension of the Offer

The Offer is extended and will remain open for acceptance until 3.00 p.m. London time (10.00 a.m. Toronto time) on 18 April 2012, unless otherwise extended. Amaya also confirms that the Offer is wholly unconditional and that it has taken up and will pay for those CryptoLogic Shares validly tendered in accordance with the Offer as of 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012.

This Notice should be read in conjunction with the Offer Document, the Form of Acceptance and the Directors’ Circular for the full details, terms and conditions of the Offer.

2.	Procedure for acceptance of the Offer

The instructions, terms and conditions for acceptance of the Offer are contained in the Offer Document (particularly, paragraph 15 of Part 2 of the Offer Document and Section C and Section D of Part 3 of the Offer Document) and, in respect of certificated CryptoLogic Shares, the Form of Acceptance, which form part of the terms of the Offer. The Offer Document and Form of Acceptance were mailed to CryptoLogic Shareholders on 21 February 2012.

Please refer to the Offer Document, particularly paragraph 15 of Part 2 of the Offer Document, for the procedures as to acceptance.

3.	Settlement

In the case of acceptances of the Offer received during the Subsequent Acceptance Period, complete in all respects, settlement of CryptoLogic Shares tendered and not withdrawn in accordance with the terms of the Offer, will be effected by Amaya in accordance with paragraph 17 of Part 2 of the Offer Document, and subject to the terms and conditions in Part 3 of the Offer Document, as soon as practicable but, in any event, no later than within 3 Business Days of receipt.

4.	Withdrawal Rights

CryptoLogic Shares tendered in accordance with the Offer may be withdrawn in accordance with the provisions set forth in Part 3 of the Offer Document, and in particular, paragraph 3 of Section B of Part 3 of the Offer Document.

5.	The Offer, Consequential Amendments to the Offer, the Offer Document and the Form of Acceptance

The terms and conditions of the Offer are contained in the Offer Document and the Form of Acceptance. This Notice should be read in conjunction with the Offer Document, the Form of Acceptance and the Directors’ Circular.

The Offer, the Offer Document and the Form of Acceptance are hereby amended to the extent necessary to reflect the information contained in this Notice.

6.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of CryptoLogic with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to them. However, such rights must be exercised within prescribed time limits. CryptoLogic Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

7.	Responsibility statement

The Amaya Directors (whose names are set out in paragraph 2(a) of Part 6 of the Offer Document) accept responsibility for the information contained in this Notice. To the best of the knowledge and belief of the Amaya Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Notice for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

8.	No Material Changes

Amaya confirms that as at 27 March 2012, the last practicable date prior to the publication of this Notice, there has been no material change in the information previously published by it in the Offer Document, or otherwise published by it or on its behalf during the Offer Period.

9.	Directors’ Approval

The contents of this Notice have been approved and the sending thereof to the CryptoLogic Shareholders has been authorised by the board of directors of Amaya.

10.	Other information

A copy of this Notice will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Amaya’s website at www.amayagaming.com/cryptologic and CryptoLogic’s website at http://offer.CryptoLogic.com by no later than 12.00 p.m. London time on 30 March 2012. For the avoidance of doubt, neither the content of the websites referred to in this Offer Document nor the content of any website accessible from hyperlinks on such websites is incorporated into or forms part of the Offer Document or this Notice.

CERTIFICATE

28 March 2012

The foregoing, together with the Offer Document dated 17 February 2012 and published on 21 February 2012, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the board of directors of Amaya

(signed)	David Baazov Chairman, President and Chief Executive Officer	(signed)	Daniel Sebag Chief Financial Officer

(signed)	David Gadhia Director	(signed)	Harlan Goodson Director

Any questions and requests for assistance may be directed to the Information Agent:

1st Floor, 3 Priory Court

Pilgrim Street, London

EC4V 6DR

North American Toll Free Phone:

1-800-965-5871

UK Freephone: 0808-189-0978

Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers: +1(212) 252-2119

e-mail: info@boudiccaproxy.com

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